UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): April 2, 2025

FERGUSON ENTERPRISES INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-42200	38-4304133
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

751 Lakefront Commons Newport News, Virginia	23606
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: +1-757-874-7795

Not Applicable

(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.0001 per share	FERG	New York Stock Exchange
London Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On April 2, 2025, Ferguson Enterprises Inc. (the “Company”), as borrower, entered into a revolving credit agreement (the “Revolving Credit Agreement”) with Ferguson UK Holdings Limited (“Ferguson UK”), as guarantor, the lenders party thereto, JPMorgan Chase Bank, N.A., as administrative agent for the lenders, the swingline lender and a letter of credit issuing bank and the other letter of credit issuing banks party thereto. All capitalized terms used herein shall have the meanings set forth in the Revolving Credit Agreement.

The Revolving Credit Agreement provides for a revolving credit facility in an aggregate committed amount of $1.5 billion, which is unsecured and scheduled to mature on April 2, 2030. The Company may, at any time and from time to time, subject to obtaining commitments from existing or new lenders and certain other conditions, request an increase in the total aggregate commitment level under the Revolving Credit Agreement by up to an additional $500 million.

Borrowings under the Revolving Credit Agreement will bear interest, at the Company’s option, at either the Base Rate or the Term SOFR Rate in the case of U.S. Dollar-denominated loans or at the Adjusted Term CORRA Rate in the case of Canadian Dollar-denominated loans, plus an applicable margin. Depending on the Company’s senior unsecured debt rating, the applicable margins on Base Rate Loans range from 0.000% to 0.375% and the applicable margins on Term Benchmark Loans range from 0.875% to 1.375%. In addition, the Company will pay a commitment fee on the unused commitments under the Revolving Credit Agreement, which ranges from 0.07% to 0.15% depending on the Company’s senior unsecured debt rating.

The Revolving Credit Agreement contains certain representations and warranties, various affirmative and negative covenants and events of default that the Company considers customary for facilities of this type, including, but not limited to, restrictions on the incurrence of non-guarantor subsidiary indebtedness, additional liens, mergers and sales of assets and changes in nature of business, in each case, subject to certain conditions, exceptions and thresholds. The Revolving Credit Agreement also requires the Company to maintain on a consolidated basis, as of the last day of each fiscal quarter, a maximum net leverage ratio of 3.50 to 1.00, with a temporary step-up to 4.00 to 1.00 with respect to each of the four fiscal quarters ending immediately after certain material acquisitions.

The foregoing description of the Revolving Credit Agreement is a summary and is qualified in its entirety by reference to the Revolving Credit Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 1.02. Termination of a Material Definitive Agreement.

On April 2, 2025, in connection with the Company’s entry into the Revolving Credit Agreement, the Company terminated its existing committed $1.35 billion Multicurrency Revolving Facility Agreement originally dated March 10, 2020, as amended and restated by that certain Amendment and Restatement Agreement, dated October 7, 2022 (the “Existing Revolving Facility”), by and among the Company, Ferguson UK, certain lenders party thereto and ING Bank N.V., London Branch, as agent of the lenders. No borrowings were outstanding under the Existing Revolving Facility as of the termination date.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 above is incorporated by reference into this Item 2.03.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1	Revolving Credit Agreement, dated April 2, 2025, by and among Ferguson Enterprises Inc., as borrower, Ferguson UK Holdings Limited, as guarantor, the lenders party thereto, JPMorgan Chase Bank, N.A., as administrative agent, the swingline lender and an issuing bank and the other issuing banks party thereto

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Ferguson Enterprises Inc.

Date:	April 3, 2025	By:	/s/ William Brundage
		Name:	William Brundage
		Title:	Chief Financial Officer